       					UNITED STATES SECURITIES AND EXCHANGE COMMISSION
         							Washington, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
	Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.  Name and Address of Reporting Person*
     Routt               J.                      Robert
(Last)                   (First)                    (Middle)

2.  Issuer Name and Ticker or Trading Symbol

Alternate Marketing Networks, Inc. (ALTM)

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6.	Relationship of Reporting Persons to Issuer  (Check all
	applicable)

 X   Director	__   10% Owner
 _   Officer (give title below)	       Other (specify below)



607 Myrtle Avenue
(Street)

3.	I.R.S. Identification Number of Reporting Person, If An
Entity (Voluntary)




4.	Statement for
Month/Day/Year

December 30, 2002

Terrace Park            OH            45174
 (City)                             (State)            (Zip)


5.	If Amendment, Date of Original
(Month/Day/Year)



7.  Individual or Joint/Group Filing (Check applicable line)

 X    Form filed by One Reporting Person
         Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security
(Instr. 3)



2.	Transaction
	Date (Month/
	Day/Year)

2A.	Deemed
	Execution Date,
	if any (Month/
	Day/Year)


3.	Trans-
action
Code
(Instr. 8)

4.	Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.	Amount of
Securities
Beneficially
Owned Following
Reported
Transaction(s)
(Instr. 3 and 4)

6.	Ownership
Form:
Direct (D)
or Indirect (I)
(Instr. 4)

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7.	Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code

V

Amount

(A)
or
(D)

Price



Common Stock, par value $0.01 per share

12/30/02



P
V
10,000
A
$0.37
252,710
D









































































Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).	SEC 1474 (7-96)
Form 4 (continued)	Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)


1.	Title of
Derivative
Security
(Instr. 3)

2.	Conver-
sion or
Exercise
Price of
Deriv-
ative
Security

3.	Trans-
	action
	Date
	(Month/
	Day/
	Year)

3A.	Deemed
	Execu-
	tion
	Date, if
	any
	(Month/
	Day/
	Year)

4.	Transaction
	Code
	(Instr. 8)

5.	Number of
	Derivative
	Securities
	Acquired (A) or
	Disposed of (D)
	(Instr. 3, 4 and 5)

6.	Date Exercisable and
	Expiration Date
	(Month/Day/Year)

7.	Title and Amount of
	Underlying
	Securities
	(Instr. 3 and 4)

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8.	Price of
	Derivative
	Security
(Instr. 5)

9.	Number of
	Derivative
	Securities
	Beneficially
	Owned
	Following
	Reported
	Transaction(s)
	(Instr. 4)


10.	Ownership
	Form of
	Derivative
	Securities:
Direct (D) or
Indirect (I)
(Instr. 4)

11.	Nature of
	Indirect
	Beneficial
	Ownership
	(Instr. 4)





Code

V

(A)

(D)

Date
Exercisable

Expiration
Date

Title

Amount or
Number of
Shares






None




















































































Explanation of Responses:











**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	/s/ J. Robert Routt		12/30/02
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	Name:  J. Robert Routt		Date

Note:	File three copies of this Form, one of which must be manually signed.				**Signature of Reporting Person
	If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

D-1055104.1

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